Exhibit 3.83

State of Delaware Secretary of State Division of Corporations Delivered 11:51 AM 12/02/2008 FILED 11:22 AM 12/02/2008 SRV 081156475 – 4628500 FILE

CERTIFICATE OF FORMATION

OF

HAVEN RED RIVER HOSPITAL, LLC

This Certificate of Formation of Haven Red River Hospital, LLC is to be filed with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Haven Red River Hospital, LLC.

2. The address of the registered office and the name and address of the registered agent for service of process of the limited liability company in the State of Delaware is as follows: The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801.

Dated as of this 2nd day of December, 2008.

Brandi Holland, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 06:54 PM 03/01/2012 FILED 06:54 PM 03/01/2012 SRV 120266305 – 4628500 FILE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF FORMATION

OF

HAVEN RED RIVER HOSPITAL, LLC

HAVEN RED RIVER HOSPITAL, LLC (hereinafter called the “Company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1. The name of the limited liability company is Haven Red River Hospital, LLC.

2. The Certificate of Formation of the Company is hereby amended by striking Articles 1 and 2 in their entirety and replacing such articles as follows:

1. The name of the limited liability company is Red River Hospital, LLC.

2. The Registered Office of the limited liability company in the State of Delaware is changed to 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.

Executed on March 1, 2012.

/s/ Christopher L. Howard
Christopher L. Howard, Authorized Person